EXHIBIT 99.3

STREICHER MOBILE FUELING, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL DATA

The following interim unaudited pro forma financial statements are based upon the application of pro forma adjustments to the Streicher Mobile Fueling, Inc. (“SMF” or the “Company”) historical consolidated financial statements. The Company is providing this information because the effects of the February 18, 2005 acquisition of substantially all of the assets and related business operations of Shank C&E Investments, L.L.C., (the “Shank Acquisition” or “Shank”), by the Company’s subsidiary, SMF Services, Inc., on the Company’s financial information is considered material.

The interim unaudited pro forma statement of operations data for the six months ended December 31, 2004 has been prepared to give pro forma effect to the Shank Acquisition as if it had occurred on July 1, 2004. The interim unaudited pro forma balance sheet data has been prepared to give effect to the Shank Acquisition as if it had occurred on December 31, 2004. The interim unaudited pro forma statement of operations data for the twelve months ended June 30, 2004 has been prepared to give pro forma effect to the Shank Acquisition as if it had occurred on July 1, 2003. The Company’s fiscal year ends on June 30, while Shank’s fiscal year ends on December 31. The unaudited pro forma condensed consolidated statement of operation for the year ended June 30, 2004 includes the year ended June 30, 2004 for the Company and the unaudited twelve-month period ended June 30, 2004 for Shank. The pro forma condensed consolidated statement of operations for the six-month period ended December 31, 2004 includes the unaudited results of the six-month period ended December 31, 2004 for both companies.

The pro forma adjustments and preliminary allocation of purchase price are based upon internal valuations and other studies. The final purchase price may vary due to accrued additional direct costs to be incurred by the Company and other final charges and changes in the valuations of assets, as well as the final determination of the impact related to the earn-out for the performance period ending December 31, 2005. The unaudited pro forma financial statements are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transaction described above actually been completed on the dates indicated and do not purport to indicate balance sheet information, results of operations, cash flows or other information as of any future date or for any future period. Additionally, the following pro forma financial information is not indicative of the results that the combined businesses would have achieved if they had been combined for the periods shown or in the future.

The following data should be read in conjunction with the historical financial statements included in the Company’s previous filings with the Securities and Exchange Commission.

STREICHER MOBILE FUELING INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2004
(in 000's)

			Pro Forma		Pro Forma
	SMF	Shank	Adjustments	Notes	Combined

ASSETS

Current assets:
Cash and cash equvalients	$4,463	$1,299	$(1,135)	(3)	$4,627
Accounts receivable, net of allowance for doubtful accounts	8,290	4,271	(1,356)	(4)	11,205
Inventories	369	130	—		499
Prepaid expenses and other current assets	554	113	—		667
Total Current Assets	13,676	5,813	(2,491)		16,998

Property, Plant and Equipment, net	7,136	3,548	(196)	(5)	10,488
Deferred debt costs	658	—	174	(6)	832
Other assets	67	—	—		67
Total Assets	$21,537	$9,361	$(2,513)		$28,385

LIABILITIES AND SHAREHOLDERS EQUITY

Current liabilities:
Line of credit payable	5,316	2,748	(2,748)	(7)	5,316
Current portion of long-term debt	693	1,997	(1,997)	(7)	693
Current payable and other liabilities	3,875	1,201	(1,201)	(7)	3,875
Advance on private placement note offering	1,000	—	—		1,000
Total current liabilities	10,884	5,946	(5,946)		10,884

Long-term liabilities:
Promissory notes, excluding current portion	6,232	—	6,675	(8)	12,907
Unamortized debt discount, net	(1,199)	—	(1,072)	(6)	(2,271)
Total long-term debt, net	5,033	—	5,603		10,636

Total liabilities	15,917	5,946	(343)		21,520

Shareholders’ equity:
Common stock	74	—	—		74
Additional paid in capital	13,549	—	1,245	(6)	14,794
Accumulated (deficit)/members surplus	(8,003)	3,415	(3,415)	(9)	(8,003)
Total shareholders’ equity	5,620	3,415	(2,170)		6,865

Total liabilities and shareholders’ equity	$21,537	$9,361	$(2,513)		$28,385

STREICHER MOBILE FUELING INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the six months ended December 31, 2004
(in 000's, except per share data)

			Pro Forma		Pro Forma
	SMF	Shank	Adjustments	Notes	Combined

Fuel sales, taxes and service revenue	$58,556	$18,759	$—		$77,315

Cost of fuel sales, taxes and service	54,780	17,119	—		71,899

Gross profit	3,776	1,640	—		5,416

Selling, general and adminsitrative expenses	2,262	1,136	—		3,398
Other expenses	—	58	—		58
Depreciation	625	727	—		1,352
Operating income (loss)	889	(281)	—		608

Interest expense	(775)	(415)	(289)	(2)	(1,479)
Interest and other income	—	(49)	—		(49)

Income (loss) before income taxes	114	(745)	(289)		(920)
Provision for income taxes	—	—	—		—
Net Income (loss)	$114	$(745)	$(289)		$(920)

Basic net income (loss) per share	$0.02				$(0.12)
Diluted net income (loss) per share	$0.01				$(0.12)
Basic weighted average common shares outstanding	7,384				7,384
Diluted weighted average common shares outstanding	8,186			(10)	7,384